Exhibit 99.1

News Release

Tenet to Acquire Vanguard Health Systems for $21 per share in Cash

Expands Tenet’s Total Ownership to 79 Hospitals and 157 Outpatient Facilities

Diversifies Geographic Footprint to 16 States, Including Two New Markets in Texas

Increases Expected Benefit from Affordable Care Act

Builds Conifer’s Position in Fast-Growing Business Services Sector

Creates $100 Million-$200 Million in Expected Annual Synergies

DALLAS and NASHVILLE – June 24, 2013 – Tenet Healthcare Corporation (NYSE:THC) and Vanguard Health Systems, Inc. (NYSE:VHS) have signed a definitive agreement whereby Tenet will acquire Vanguard for $21 per share in an all cash transaction. The acquisition is valued at $4.3 billion including the assumption of $2.5 billion in Vanguard debt. Tenet expects the transaction to be accretive to earnings in the first year. Anticipated annual synergies are $100 million to $200 million. Both Boards of Directors have unanimously approved the transaction and Tenet has secured fully committed financing from Bank of America Merrill Lynch.

“This unique strategic transaction will bring together organizations that share a common commitment to providing high quality care and create significant new growth prospects for Tenet,” said Trevor Fetter, president and chief executive officer, Tenet. “This acquisition will take Tenet into new geographic markets, expand the breadth of our service offerings, diversify our earnings sources and increase the benefits we expect to realize under healthcare reform. This acquisition will also include a substantial contribution from the application of Conifer’s capabilities to Vanguard’s operations. We expect additional financial contributions to come from supply costs savings and labor management efficiencies.”

The acquisition, which is expected to close before the end of 2013, is subject to customary closing conditions and regulatory approvals. Upon closing, Charlie Martin, Vanguard’s founder, chairman and chief executive officer, will join Tenet’s Board of Directors. Keith Pitts, Vanguard’s vice chairman, will join the Tenet senior management team as vice chairman.

Fetter added, “Tenet’s board and I are delighted that Charlie and Keith will be joining Tenet. They are experienced healthcare executives for whom we have great respect. We hope to retain other members of Vanguard’s management team and look forward to engaging with them now that the acquisition has been announced.”

Martin said, “This combination will establish a much larger, stronger, and flexible industry-leading healthcare organization. The cultures of our two companies are a great fit and we share a vision of creating a better health and healthcare system that will lead us through the coming changes. Our leaders and operators are innovative and forward-thinking, and certainly an attractive complement to the Tenet management team. Together, we now have the scale and strength to achieve the vision we have pursued in parallel.”

Fetter concluded: “We also believe that a combination with Vanguard will open an important new avenue of growth among not-for-profit health systems where Vanguard has built a tremendous reputation for being a creative strategic partner. We look forward to building on that impressive track record. At this time of unprecedented change in healthcare, we believe that the combined company will be well-positioned to lead the transformation.”

Gibson Dunn & Crutcher served as Tenet’s legal counsel and Lazard acted as lead financial and strategic advisor. Bank of America Merrill Lynch, Barclays and Teneo Capital also served as advisors for Tenet. Skadden, Arps, Slate, Meagher & Flom served as Vanguard’s legal counsel and JP Morgan acted as exclusive financial and strategic advisor.

Management Webcast

Tenet management will discuss the Vanguard acquisition on an 8:30 a.m. (ET) webcast this morning, June 24, 2013. A set of slides which will be referred to on this webcast will be posted to the Tenet website prior to the call. This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, 126 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves over 600 hospital and other clients nationwide. Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Vanguard Health Systems (www.vanguardhealth.com) owns and operates 28 acute care and specialty hospitals and complementary facilities and services in metropolitan Chicago, Illinois; metropolitan Phoenix, Arizona; metropolitan Detroit, Michigan; San Antonio, Texas; Harlingen and Brownsville, Texas; and Worcester and metropolitan Boston, Massachusetts. The company’s strategy is to develop locally branded, comprehensive health care delivery networks in urban and suburban markets.

Tenet Healthcare Corporation

Media:	Steven Campanini (469) 893-2247 steven.campanini@tenethealth.com	Investors:	Thomas Rice (469) 893-2522 thomas.Rice@tenethealth.com

Vanguard Health Systems

Media:	Trip Pilgrim (615) 665-6151 tpilgrim@vanguardhealth.com	Investors:	Gary Willis (615) 665-6098 gwillis@vanguardhealth.com

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This press release contains certain “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current expectations. However, actual results may differ materially from expectations due to the risks, uncertainties and other factors that affect Tenet Healthcare Corporation’s (“Tenet”) business and Vanguard Health Systems, Inc.’s (“Vanguard”) business. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the failure to satisfy conditions to completion of the merger, including receipt of regulatory approvals; changes in the business or operating prospects of Tenet or Vanguard; changes in health care and other laws and regulations; economic conditions; adverse litigation or regulatory developments; competition; success in implementing business development plans and integrating newly acquired assets; the ability to hire and retain health care professionals; the ability to meet capital needs, including the ability to manage indebtedness; and Tenet’s ability to grow its Conifer Health Solutions business segment. Tenet and Vanguard provide additional information about these and other factors in the reports filed with the Securities and Exchange Commission, including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Tenet’s and Vanguard’s annual reports on Form 10-K for the year ended December 31, 2012 and June 30, 2012, respectively.

Tenet and Vanguard disclaim any obligation to update any forward-looking statement in this press release, whether as a result of changes in underlying factors, new information, future events or otherwise.

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the posting of important announcements regarding financial performance and corporate developments.